Exhibit 99.1

FXCM to Sell FXCM Hong Kong to Rakuten Sec

NEW YORK and Hong Kong, May 28, 2015 -- FXCM Inc. (NYSE:FXCM) a leading online provider of foreign exchange (FX) trading and related services, today announced that Forex Trading, LLC, a subsidiary of FXCM Newco, LLC ("FXCM") has signed a definitive agreement to sell FXCM Asia Limited ("FXCM Hong Kong") to Rakuten Securities, Inc. ("Rakuten Sec"), a top 5 FX broker in Japan, and a subsidiary of Rakuten, Inc. ("Rakuten") (TOKYO:4755), one of the world's largest Internet services companies, for a total consideration of approximately $36 million.

Subject to regulatory approval from the Hong Kong Securities and Futures Commission and customary closing conditions, the transaction is expected to close in Q3. The consideration for the net assets will be finalized on the date of closing.

Rakuten Sec will continue to use the FXCM trading system for FXCM Hong Kong clients under a white label agreement with FXCM and will be notifying clients once the deal is finalized.

"We are pleased to extend our relationship and announce another transaction with Rakuten Sec through the sale of FXCM Hong Kong," said Drew Niv, CEO of FXCM. “This is another positive step towards FXCM completing its plan to sell non-core assets and repay the Leucadia loan.”

"We are delighted to invite FXCM Hong Kong to Rakuten group, followed by FXCM Japan" said Yuji Kusunoki, President of Rakuten Sec. "This is a great opportunity for us to expand our FX business globally."

FXCM Hong Kong is FXCM’s regulated entity providing services to predominantly Hong Kong residents. Forex Capital Markets Ltd (“FXCM UK”) will continue to service the broader Asian market.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading provider of online foreign exchange (forex) trading, CFD trading, spread betting and related services. Our mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market.

Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter@FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

About Rakuten Sec

Rakuten Securities, Inc., a subsidiary of Rakuten, Inc., is one of the major online brokers in Japan, founded in 1999. Rakuten Sec is ranked 3rd in terms of equities trading value and 5th in terms of FX trading value in Japan.

About Rakuten

Rakuten, Inc. (TOKYO:4755) is one of the world's leading Internet services companies. Rakuten provides a variety of products and services for consumers and businesses, with a focus on e-commerce, finance, and digital content. Since 2012, Rakuten has been ranked among the world's 'Top 20 Most Innovative Companies' in Forbes magazine's annual list. Rakuten is expanding worldwide and currently operates throughout Asia, Europe, the Americas and Oceania. Founded in 1997, Rakuten is headquartered in Tokyo, with over 14,000 employees and partner staff worldwide. For more information: http://global.rakuten.com/corp/.

CONTACT: FXCM Inc.

         Jaclyn Klein, 646-432-2463

         Vice-President, Corporate Communications

         jklein@fxcm.com

         investorrelations@fxcm.com